Exhibit 3.1

THE COMPANIES ACT (REVISED)

OF THE CAYMAN ISLANDS

COMPANY LIMITED BY SHARES

MEMORANDUM OF ASSOCIATION

AND

ARTICLES OF ASSOCIATION

OF

ARIES II ACQUISITION CORPORATION

CAYMAN MANAGEMENT LTD.

Governors Square, 2nd Floor, 23 Lime Tree Bay Avenue,

P.O. Box 1569, Grand Cayman KYl-1110, Cayman Islands

Auth Code: E56607264987

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THE COMPANIES ACT (REVISED)

OF THE CAYMAN ISLANDS

COMPANY LIMITED BY SHARES

MEMORANDUM OF ASSOCIATION

OF

ARIES II ACQUISITION CORPORATION

1	The name of the Company is ARIES II ACQUISITION CORPORATION

2	The Company's registered office will be situated at the office of Cayman Management Ltd., Governors Square, 2nd Floor, 23 Lime tree Bay Avenue, P.O. Box 1569, Grand Cayman KYl-1110, Cayman Islands or at such other place in the Cayman Islands as the directors may at any time decide.

3	The Company's objects are unrestricted. As provided by section 7(4) of the Companies Act (Revised), the Company has full power and authority to carry out any object not prohibited by any law of the Cayman Islands.

4	The Company has unrestricted corporate capacity. Without limitation to the foregoing, as provided by section 27 (2) of the Companies Act (Revised), the Company has and is capable of exercising all the functions of a natural person of full capacity irrespective of any question of corporate benefit.

5	Unless licensed to do so, the Company will not trade in the Cayman Islands with any person, firm or corporation except in furtherance of its business carried on outside the Cayman Islands. Despite this, the Company may effect and conclude contracts in the Cayman Islands and exercise in the Cayman Islands any of its powers necessary for the carrying on of its business outside the Cayman Islands.

6	The Company is a company limited by shares and accordingly the liability of each member is limited to the amount (if any) unpaid on that member's shares.

7	The share capital of the Company is USDS0,000 divided into 479,000,000 Class A Ordinary shares of par value USD0.0001 each, 20,000,000 Class B Ordinary shares of par value USD0.0001 each and 1,000,000 preference shares of par value USD0.0001 each. There is no limit on the number of shares of any class which the Company is authorised to issue. However, subject to the Companies

Auth Code: E56607264987

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Act (Revised) and the Company's articles of association, the Company has power to do any one or more of the following:

(a)	to redeem or repurchase any of its shares; and

(b)	to increase or reduce its capital; and

(c)	to issue any part of its capital (whether original, redeemed, increased or reduced):

(i)	with or without any preferential, deferred, qualified or special rights, privileges or conditions; or

(ii)	subject to any limitations or restrictions

and unless the condition of issue expressly declares otherwise, every issue of shares (whether declared to be ordinary, preference or otherwise) is subject to this power; or

(d)	to alter any of those rights, privileges, conditions, limitations or restrictions.

8	The Company has power to register by way of continuation as a body corporate limited by shares under the laws of any jurisdiction outside the Cayman Islands and to be deregistered in the Cayman Islands.

Auth Code: E56607264987

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We, the person whose name and address is subscribed, are desirous of being formed into a company in pursuance of this Memorandum of Association and we agree to take the number of shares in the capital of the Company set opposite our name.

NAME, ADDRESS AND DESCRIPTION OF SUBSCRIBER	NUMBER OF SHARES TAKEN

/s/ Johannes S. de Jager
ORIAN LIMITED by Johannes S. de Jager
Authorised Signatory
1 Class A Ordinary Share
Grand Cayman, Cayman Islands

Dated this 24th June 2021

WITNESS TO THE ABOVE SIGNATURE:

/s/ Daniel Hiron
Daniel Hiron

Grand Cayman, Cayman Islands

Auth Code: E56607264987

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